Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-112547 on Form S-8 of Church & Dwight Co., Inc. of our report dated June 23, 2022 appearing in the Annual Report on Form 11-K of the Church & Dwight Co., Inc. Savings and Profit Sharing Plan for Hourly Employees as of December 31, 2021 and 2020 and for the years then ended.

/s/ CohnReznick LLP

Parsippany, New Jersey

June 23, 2022